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EXHIBIT 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We have issued our reports dated May 21, 2004, accompanying the financial statements and schedule in the Annual Report of Medical Action Industries Inc. on Form 10-K for the year ended March 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Medical Action Industries Inc. on Forms S-8 (File No. 033-66038, File No. 333-14993, File No. 333-65585 and File No. 333-83926, pertaining to the
Non-Qualified Stock Option Plan and the 1994 Stock Incentive Plan of Medical Action Industries Inc. and File No. 333-35015 pertaining to the 1996 Non-Employee Director Option Plan of Medical Action Industries Inc.


                                         GRANT THORNTON LLP

New York, New York
May 21, 2004


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